Exhibit 10.2

USF CORPORATION

SEVERANCE PROTECTION AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of                     , 2005 (“Effective Date”) by and between USF Corporation, a Delaware corporation (the “Company”), and                      (the “Executive”).

RECITALS

A. The Board recognizes that the possibility of a Change in Control exists and that the threat or the occurrence of a Change in Control can distract its key management personnel because of the uncertainties inherent in such a situation.

B The Board has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of the Executive in the event of a threat or occurrence of a Change in Control and to ensure his continued dedication and efforts in such event.

C. In order to induce the Executive to remain in the employ of the Company, or a Subsidiary, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event his employment is terminated as a result of, or in connection with, a Change in Control in the Company.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1. Term of Agreement. The term of this Agreement shall commence as of the Effective Date and shall continue in effect until December 31, 2005; provided, that commencing on January 1, 2006 and on each January 1 thereafter, the term of this Agreement shall automatically be extended for one (1) year unless either the Company or the Executive shall have given written notice to the other at least ninety (90) days prior thereto that the term of this Agreement shall not be so extended; and provided, further, that notwithstanding any such notice by the Company not to extend, if a Change in Control shall occur during the term hereof, the term of this Agreement shall not expire prior to the second anniversary of the occurrence of such Change in Control.

2. Definitions.

2.1 “Accrued Compensation” shall mean all amounts earned or accrued through the Termination Date, but not paid as of the Termination Date, including (a) base salary, (b) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company or a Subsidiary during the period ending on the Termination Date, (c) vacation pay, and (d) bonuses and other incentive compensation (other than the Pro Rata Bonus).

2.2 “Act” shall mean the Securities Exchange Act of 1934, as amended.

2.3 “Base Amount” shall mean the greater of the Executive’s annual base salary (a) at the rate in effect on the Termination Date or (b) at the highest rate in effect at any time during the ninety (90) day period prior to the Change in Control, and shall include all amounts of his base salary that are deferred under any qualified or non-qualified employee benefit plan of the Company or any of its Subsidiaries, or any other agreement or arrangement.

2.4 “Board” shall mean the Board of Directors of the Company.

2.5 “Bonus Amount” shall mean the Executive’s target bonus as established by the Company or any of its Subsidiaries for the fiscal year in which the Change of Control occurs which shall be the greater of (a) the Executive’s target bonus amount applicable for the fiscal year in which the Change in Control occurs and (b) the target bonus amount applicable for the fiscal year in which the Termination Date occurs.

2.6 Termination of employment is for “Cause” if (A) the Executive commits an act materially and demonstrably detrimental to the financial condition and/or goodwill of the Company or any Subsidiary, which act constitutes gross negligence or willful misconduct by the Executive in the performance of his material duties to the Company or any Subsidiary, or (B) the Executive commits a material act of dishonesty or breach of trust resulting or intended to result in material personal gain or enrichment of the Executive at the expense of the Company or any Subsidiary, or (C) the Executive is convicted of a felony, but specifically excluding any conviction based entirely on vicarious liability. No act or failure to act will be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that his action or omission was in the best interests of the Company. In addition, no act or omission will constitute Cause unless Company has given detailed written notice thereof to the Executive and, where remedial action is feasible, he then fails to remedy the act or omission within a reasonable time after receiving such notice.

2.7 “Change in Control” shall mean, with respect to the Company, the occurrence of any of the following events:

(a) any person (as such term is defined in Section 3 of the Act and used in Rule 13d-5 of the SEC under the Act) or group (as such term is defined in Section 13(d) of the Act), other than a Subsidiary or any employee benefit plan (or any related trust) of the Company or a Subsidiary, becomes the beneficial owner of twenty-five percent (25%) or more of the common stock of the Company or of Voting Securities representing twenty-five percent (25%) or more of the combined voting power of all Voting Securities of the Company;

(b) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any individual who becomes a director after the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote or written consent of at least two-thirds of the directors then comprising the Incumbent Directors shall be considered an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of the SEC under the Act); or

(c) (i) consummation of a merger, reorganization or consolidation (“Merger”) with respect to which the individuals and entities who were the respective beneficial owners of the Voting Securities of the Company immediately before such Merger do not, after such Merger, beneficially own, directly or indirectly, more than seventy-five percent (75%) of the Voting Securities of the Company resulting from such Merger, or (ii) the sale or other disposition of all or substantially all of the assets of the Company.

2.8 “Disability” shall have the meaning as defined in the Company’s long-term disability plan.

2.9 “Good Reason” shall mean the occurrence after a Change in Control, without the consent of the Participant, of any of: (A) a significant diminution in position or responsibilities, provided however that any diminutions resulting in the ordinary course from the Company becoming, pursuant to a Change in Control, (i) part of a larger organization or (ii) a subsidiary or equivalent separate functional business unit of a larger organization shall not constitute “Good Reason” under this Section 2.9 (e.g. any change or changes in title, duties or responsibilities or reporting function that does not, or collectively do not, result in a significant diminution of the span and scope of the Executive’s duties and responsibilities as are in effect immediately prior to the Change in Control); (B) any reduction of the Executive’s base salary or target annual bonus; or (C) the Executive being reassigned to an office location which is outside of the Chicago metropolitan area (or the metropolitan area of the principal office of the Executive if not Chicago); provided, that “Good Reason” shall not include any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Company promptly after receipt of notice thereof given by the Executive.

2.10 “Notice of Termination” shall mean, following a Change in Control, a written notice of termination of the Executive’s employment from the Company or a Subsidiary that indicates, if applicable, the specific termination provision in this Agreement relied upon and that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated.

2.11 “Pro Rata Bonus” shall mean an amount equal to the annual bonus amount earned based on actual performance under the applicable annual bonus plan for the fiscal year in which the Termination Date occurs, multiplied by a fraction the numerator of which is the number of days in the fiscal year through the Termination Date and the denominator of which is three hundred sixty-five (365).

2.12 “SEC” shall mean the Securities and Exchange Commission.

2.13 “Subsidiary” shall mean a corporation in which greater than fifty percent (50%) of the shares are owned, directly or indirectly, by the Company or a subsidiary of the Company.

2.14 “Successors and Assigns” shall mean a corporation or other entity acquiring all or substantially all the stock, assets and/or business of the Company whether by operation of law or otherwise.

2.15 “Termination Date” shall mean in the case of the Executive’s death, his date of death; in the case of Good Reason, the last day of his employment; and in all other cases, the date specified in the Notice of Termination, provided, however, that if the Executive’s employment is terminated by the Executive for Good Reason, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the Company.

2.16 “Voting Securities” shall mean those securities of a corporation that are entitled to vote generally in the election of directors of such corporation.

3. Termination of Employment.

3.1 If, during the term of this Agreement, the Executive’s employment with the Company or a Subsidiary shall be terminated on or before the second anniversary of the date of a Change in Control of the Company, the Executive shall be entitled to the following compensation and benefits:

(a) If the Executive’s employment with the Company and all Subsidiaries shall be terminated (1) by the Company or a Subsidiary for Cause or Disability, (2) by reason of the Executive’s death, or (3) by the Executive other than for Good Reason, the Company shall pay to the Executive the Accrued Compensation.

(b) If the Executive’s employment with the Company and all Subsidiaries shall be terminated by the Company without Cause (and not due to his Disability) or by the Executive for Good Reason, the Executive shall be entitled to the following:

(i) The Company shall pay the Executive his Accrued Compensation;

(ii) The Company shall pay the Executive a Pro Rata Bonus at such time as annual bonuses are payable to similarly situated executives of the Company for such fiscal year;

(iii) The Company shall pay the Executive as severance pay and, in lieu of any further compensation for periods subsequent to the Termination Date, a payment equal to [one (1) / two (2)] times the sum of (A) the Base Amount and (B) the Bonus Amount.

(iv) For [eighteen (18) / twelve (12)] months (the “Continuation Period”) following such termination, the Company shall continue to provide, at its expense, life insurance coverage to the Executive on the same terms as provided to the Executive by the Company or a Subsidiary under any life insurance plan or program as in existence on the Termination Date to the extent such insurance coverage is permissible under the terms of the Company’s life insurance plans or programs. The Company agrees that it shall, if necessary for the continuation of such insurance coverage, take any steps that are reasonably necessary to amend its life insurance plans or programs in order to permit the Executive to continue to receive coverage under such plans, provided the cost to the Company of taking such actions is not commercially unreasonable. The Company’s obligation hereunder with respect to the foregoing life insurance benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s employee benefit plans, in which case the Company may reduce the coverage of any life insurance benefits it is required to provide the Executive hereunder as long as the aggregate insurance coverage of the combined plans is no less favorable to the Executive than the life insurance coverage required to be provided hereunder. In addition to the foregoing, if the Executive elects any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Company agrees that it shall pay the full cost of such coverage during the Continuation Period, or if shorter, until the Executive is no longer eligible for COBRA continuation coverage. This subsection (iv) shall not be interpreted so as to limit benefits to which the Executive or his dependents or beneficiaries may otherwise be entitled under any of the Company’s employee benefit plans, programs or practices following the Executive’s termination of employment, including without limitation, their entitlement to retiree medical and life insurance benefits.

(v) The restrictions on any outstanding incentive awards granted to the Executive under the USF Corporation Long-Term Incentive Plan (the “Stock Plan”) or under any other incentive plan or arrangement (including any restricted stock plan) in which the Executive participated prior to the Change in Control shall lapse and such incentive awards shall become one hundred percent (100%) vested, all stock options and stock appreciation rights granted to the Executive under any such plans shall become immediately exercisable and shall become one hundred percent (100%) vested, and all performance units granted to the Executive under any such plans shall become one hundred percent (100%) vested.

(vi) The Company shall pay the full cost of outplacement services for the Executive for a period of six (6) months following such termination or, if earlier, until the Executive obtains full-time employment, to be provided by a senior executive outplacement services firm selected by the Company.

(c) The amounts provided for in Sections 3.1(a) and 3.1(b)(i) shall be paid in a single lump sum cash payment within thirty (30) days after the Executive’s Termination Date (or earlier if required by applicable law).

(d) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment, except as provided in Section 3.1(b)(iv).

3.2 Anything in Section 3.1 to the contrary notwithstanding, Executive’s right to payment of the amounts and receipt of benefits due under Section 3.1(b) (other than his Accrued Compensation), Section 3.4 and Section 5 shall be subject to his waiver and release of claims against the Company, that is not revoked, in a form reasonably satisfactory to the Company. Executive shall receive such amounts due under Section 3.1(b)(iii) in a lump sum, and benefits shall commence under Sections 3.1(b)(iv), within thirty (30) days after the effective date of such release (and the Pro Rata Bonus, if any, shall be paid on the date provided at Section 3.1(b)(ii)), subject to any contrary determination by the Company pursuant to Section 17.2 hereof.

3.3 The severance pay and benefits provided for in this Section 3 shall also be in lieu of any other severance or termination pay to which the Executive may be entitled under any Company or Subsidiary severance or termination plan, program, practice or arrangement.

3.4 Other than as set forth in Section 3.2, the Executive’s entitlement to any other compensation or benefits shall be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices (“Plans”) then in effect, except that the compensation and benefits due thereunder shall be calculated without regard to any restrictions resulting from the application of Section 280G of the Code thereunder. To coordinate the application of Section 280G (and Section 4999) of the Code to Plans and agreements applicable to Executive, the Company shall first apply Section 280G of the Code to any payments under such Plans that constitute “parachute payments” under Section 280G(b)(2) and then shall apply such Code provisions to all other payments that constitute “parachute payments” hereunder and under any other individual agreement between the Executive and the Company. To the extent applicable, the Company shall pay the Executive in a single sum hereunder an amount equal to any reduction of payments applied to the Executive under any such Plan resulting from the application of Section 280G of the Code after application of the foregoing provisions of this Section 3.4, which payment shall be subject to the provisions of Section 5 hereof.

4. Notice of Termination. Following a Change in Control, any termination of the Executive’s employment by the Company (or a Subsidiary) or by the Executive shall be communicated by a Notice of Termination to the other party.

5. Excise Tax Payments.

5.1 If any payment (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) to the Executive pursuant to the terms of this Agreement, any plan, program, policy, other agreement or otherwise in connection with, or arising out of, his employment with the Company or a Subsidiary or a change in ownership or effective control of the Company (a “Payment” or “Payments”) would be subject to an excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of the Executive’s failure to file timely a tax return or pay taxes shown due on his return, imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, the Executive will receive an amount as a Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

5.2 An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company’s expense by an accounting firm selected by the Company and reasonably acceptable to the Executive (the “Accounting Firm”). If the Company and the Executive shall be unable to mutually agree upon an accounting firm, then each of the Company and the Executive shall designate an independent accounting firm within ten (10) days of the date on which it is determined that the parties are unable to mutually agree upon an accounting firm. The two (2) independent accounting firms shall, within ten (10) days, jointly select a third independent accounting firm, which third firm shall be the Accounting Firm for purposes of this Section 5.2. The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Executive within five (5) days of the Termination Date, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. The Gross-Up Payment, if any, as determined pursuant to this Section 5.2 shall be paid by the Company to the Executive within fifteen (15) days of the receipt of the Determination. The Determination shall be binding, final and conclusive upon the Company and the Executive subject to the application of Section 5.3 below.

5.3 As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an “Excess Payment”) or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an “Underpayment”). An Underpayment shall be deemed to have occurred (a) upon notice (formal or informal) to the Executive from any governmental taxing authority that the Executive’s tax liability (whether in respect of the Executive’s current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment, (b) upon a determination by a court, (c) by reason of a determination by the Company, or (d) upon the resolution of the Dispute to the Executive’s satisfaction. If an Underpayment occurs, the Executive shall promptly notify the Company and the Company shall promptly, but in any event, at least five (5) days prior to the date on which the applicable government taxing authority has requested payment, pay to the Executive an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties (other than interest and penalties imposed by reason of the Executive’s failure to file timely a tax return or pay taxes shown due on the Executive’s return) imposed on the Underpayment. An Excess Payment shall be deemed to have occurred upon a “Final Determination” (as hereinafter defined) that the Excise Tax shall not be imposed upon a

Payment or Payments (or portion thereof) with respect to which the Executive had previously received a Gross-Up Payment. A “Final Determination” shall be deemed to have occurred when the Executive has received from the applicable government taxing authority a refund of taxes or other reduction in the Executive’s tax liability and upon either (a) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds the Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (b) the statute of limitations with respect to the Executive’s applicable tax return has expired. If an Excess Payment is determined to have been made, the amount of the Excess Payment shall be treated as a loan by the Company to the Executive and the Executive shall pay to the Company on demand (but not less than ten (10) days after the determination of such Excess Payment and written notice has been delivered to the Executive) the amount of the Excess Payment plus interest at an annual rate equal to the Applicable Federal Rate provided for in Section 1274(d) of the Code from the date the Gross-Up Payment (to which the Excess Payment relates) was paid to the Executive until the date of repayment to the Company.

6. Protective Covenants.

6.1 The Executive acknowledges and agrees that solely by virtue of his employment by, and relationship with, the Company, he has acquired and will acquire “Confidential Information,” as hereinafter defined, as well as special knowledge of the Company’s relationships with its customers and suppliers, and that, but for his association with the Company, the Executive would not or will not have had access to said Confidential Information or knowledge of said relationships. The Executive further acknowledges and agrees (i) that the Company has long term, near-permanent relationships with its customers and suppliers, and that those relationships were developed at great expense and difficulty to the Company over several years of close and continuing involvement; and (ii) that the Company’s relationships with its customers and suppliers are and will continue to be valuable, special and unique assets of the Company and that the identity of its customers and suppliers is kept under tight security with the Company and cannot be readily ascertained from publicly available materials or from materials available to the Company’s competitors. In return for the consideration described in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and as a condition precedent to the Company entering into this Agreement, and as an inducement to the Company to do so, the Executive hereby and covenants as follows:

6.2 The Executive has read and fully understands the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement, and has had the opportunity to review the terms hereof with an attorney or other representative, if he so chooses.

6.3 The Executive agrees that, during the time of his employment with the Company and for a period of one (1) year following Termination Date, the Executive will not, except on behalf of the Company, anywhere in North America, or in any other place or venue where the Company or any affiliate, subsidiary, or division thereof now conducts or operates, or may conduct or operate, its business prior to the date of the Executive’s termination of employment:

(a) directly or indirectly, contact, solicit or direct any person, firm, corporation, association or other entity to contact or solicit, any of the Company’s customers for the purpose of providing any products and/or services that are the same as or similar to the products and services provided by the Company to its customers during the term hereof. In addition, the Executive will not disclose the identity of any such customers to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever; or

(b) solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person, the services of any person who is a then current employee of the Company (or was an employee of the Company during the year preceding such solicitation), nor solicit any of the Company’s then current employees (or an individual who was employed by or engaged by the Company during the year preceding such solicitation) to terminate employment or an engagement with the Company, nor agree to hire any then current employee (or an individual who was an employee of the Company during the year preceding such hire) of the Company into employment with himself or any company, individual or other entity.

6.4 The Executive acknowledges and agrees that the scope described above is necessary and reasonable in order to protect the Company in the conduct of its business and that, if the Executive becomes employed by another employer, he shall be required to disclose the existence of this Section 6 to such employer and the Executive hereby consents to and the Company is hereby given permission to disclose the existence of this Section 8 to such employer.

6.5 For purposes of this Section 6, “customer” shall be defined as any person, firm, corporation, association, or entity that purchased any type of product and/or service from the Company or is or was doing business with the Company or the Executive within the twelve (12) month period immediately preceding termination of the Executive’s employment.

6.6 The Executive agrees that both during his employment and thereafter the Executive will not, for any reason whatsoever, use for himself or disclose to any person not employed by the Company any “Confidential Information” of the Company acquired by the Executive during his relationship with the Company, both prior to and during the term of this Agreement. The Executive further agrees to use Confidential Information solely for the purpose of performing duties with, or for, the Company and further agrees not to use Confidential Information for his own private use or commercial purposes or in any way detrimental to the Company. The Executive agrees that “Confidential Information” includes but is not limited to: (a) any financial, engineering, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, organization charts, formulas, business plans, production, purchasing, marketing, pricing, sales, profit, personnel, customer, broker, supplier, or other lists or information of the Company; (b) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists, or documents of the Company; (c) any confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use or disclosure restrictions or limitations; and (d) any other information, written, oral, or electronic, whether existing now or at some time in the future, whether pertaining to current or future developments, and whether previously accessed during the Executive’s tenure with the Company or to be accessed during his future employment with the Company, which pertains to the Company’s affairs or interests or with whom or how the Company does business. The Company acknowledges and agrees that Confidential Information does not include (i) information properly in the public domain, (ii) information in the Executive’s possession prior to the date of his original association with the Company, or (iii) information which is required to be disclosed by law or legal process provided that the Executive notifies the Company prior to or, if such advance notification is not possible, promptly after such disclosure and cooperates with the Company in obtaining any protective order regarding or other confidential treatment of such information.

6.7 In the event that the Executive intends to communicate information to any individual(s), entity or entities (other than the Company), to permit access by any individual(s), entity or entities (other than the Company), or to use information for the Executive’s own account or for the account of any individual(s), entity or entities (other than the Company) and such information would be Confidential Information hereunder but for the exceptions set out at (i) and (ii) of Section 6.6 of this Agreement, the Executive shall notify the Company of such intent in writing, including a description of such information, no less than fifteen (15) days prior to such communication, access or use.

6.8 During and after the term of employment hereunder, the Executive will not remove from the Company’s premises any documents, records, files, notebooks, correspondence, reports, video or audio recordings, computer printouts, computer programs, computer software, price lists, microfilm, drawings or other similar documents containing Confidential Information, including copies thereof, whether prepared by him or others, except as his duty shall require, and in such cases, will promptly return such items to the Company. Upon termination of his employment with the Company, all such items including summaries or copies thereof, then in the Executive’s possession, shall be returned to the Company immediately.

6.9 The Executive acknowledges and agrees that all customer lists, supplier lists, and customer and supplier information, including, without limitation, addresses and telephone numbers, are and shall remain the exclusive property of the Company, regardless of whether such information was developed, purchased, acquired, or otherwise obtained by the Company or the Executive. The Executive also agrees to furnish to the Company on demand at any time during the term of this Agreement, and upon the termination of this Agreement, any other records, notes, computer printouts, computer programs, computer software, price lists, microfilm, or any other documents related to the Company’s business, including originals and copies thereof. The Executive recognizes and agrees that he has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that the Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice.

6.10 It is agreed that any breach or anticipated or threatened breach of any of the Executive’s covenants contained in this Section 6 will result in irreparable harm and continuing damages to the Company and its business and that the Company’s remedy at law for any such breach or anticipated or threatened breach will be inadequate and, accordingly, in addition to any and all other remedies that may be available to the Company at law or in equity in such event, any court of competent jurisdiction may issue a decree of specific performance or issue a temporary and permanent injunction, without the necessity of the Company posting bond or furnishing other security and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of any such covenant, including, but not limited to, any injunction restraining the Executive from disclosing, in whole or part, any Confidential Information. The Executive acknowledges the truthfulness of all factual statements in this Agreement and agrees that he is estopped from and will not make any factual statement in any proceeding that is contrary to this Agreement or any part thereof.

6.11 The provisions of this Section 6 shall survive a termination of the Executive’s employment and a termination or expiration of this Agreement.

7. Successors; Binding Agreement.

7.1 This Agreement shall be binding upon and shall inure to the benefit of the Company and its Successors and Assigns, and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

7.2 Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive or his beneficiaries or legal representatives, except by will or by the laws of descent and distribution, and this Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

8. Fees and Expenses. The Company shall pay the reasonable legal fees and related expenses (including the costs of experts and evidence) incurred by the Executive in connection with the Executive seeking to obtain or enforce any right or benefit provided by this Agreement, provided that Executive prevails on at least one material issue in dispute.

9. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of a change of address shall be effective only upon receipt.

10. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or a Subsidiary (except as otherwise expressly provided herein) and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or a Subsidiary

(except as otherwise expressly provided herein). Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan or program of the Company or a Subsidiary shall be payable in accordance with such plan or program, except as expressly modified by this Agreement.

11. Settlement of Claims. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13. Payments to Beneficiary. If the Executive dies before receiving amounts to which the Executive is entitled under this Agreement, such amounts shall be paid in a lump sum to the beneficiary designated in writing by the Executive, or if none is so designated, to the Executive’s estate (subject to the provision of a waiver and release of all claims as provided at Section 3.1(d) by such beneficiary or legal representative of Executive’s estate, as the case may be, if not provided by the Executive).

14. Non-alienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, before actually being received by the Executive, and any such attempt to dispose of any right to benefits payable under this Agreement shall be void.

15. Severability. If any one or more articles, sections or other portions of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any article, section or other portion not so declared to be unlawful or invalid. Any article, section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such article, section or other portion to the fullest extent possible while remaining lawful and valid.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

17. Tax Withholding.

17.1 The Company may withhold from any amounts payable under this Agreement any federal, state or local taxes that are required to be withheld pursuant to any applicable law or regulation.

17.2 The Company shall act reasonably and in good faith to comply with the requirements of Section 409A of the Code and official guidance thereunder (to the extent it is applicable) to avoid the imposition of the penalties and additional tax under Section 409A of the Code.

18. Obligations Unfunded. The obligations of the Company under this Agreement shall be unfunded and unsecured. The Company is not required to segregate any assets that may at any time be required to provide benefits under this Agreement.

19. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois.

20. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

USF CORPORATION

By:	By:
Name:		Executive
Title: